UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 6, 2014 (December 30, 2013)

ANCESTRY.COM LLC

(Exact name of registrant as specified in its charter)

Delaware	333-189129-16	37-1708583
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

360 West 4800 North, Provo, UT		84604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 705-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Term Loans

On December 30, 2013, Ancestry.com Inc. (the “Borrower”), a wholly owned subsidiary of Ancestry.com LLC (the “Company”), entered into Amendment No. 2, dated as of December 30, 2013 (the “Amendment”), relating to the Credit and Guaranty Agreement, dated as of December 28, 2012 (as amended, restated, modified or otherwise modified from time to time, including by Amendment No. 1, dated as of May 15, 2013, the “Credit Agreement”), among the Borrower, the guarantors party thereto, the several lenders party thereto and Barclays Bank PLC, as administrative agent (the “Agent”). Pursuant to the Amendment, the Agent and the lenders party thereto agreed, among other amendments, to refinance the principal amount of the outstanding term loans into $457 million of new replacement term B-1 loans (which have the same maturity as the existing tranche of term B-1 loans) (the “Replacement Term B-1 Loans”) and $165 million of new replacement term B-2 loans (which have the same maturity as the existing tranche of term B-2 loans) (the “Replacement Term B-2 Loans”). As part of the refinancing, we (i) reduced the applicable margin applicable to all term loans and the interest rate floor applicable to the Replacement Term B-1 Loan tranche and (ii) reallocated $30 million from the Replacement Term B-1 Loan tranche to the Replacement Term B-2 Loan tranche, which will result in cost savings to the Borrower. We also made certain other changes to the restrictive covenants. We continue to have a $50.0 million revolving facility (the “Revolving Facility”). The Revolving Facility includes a subfacility for letters of credit and a swing line subfacility. In addition to customary fees and expenses, we paid a fee equal to 0.50% of the principal amount of the Replacement Term B-2 Loans funded by new lenders in connection with the Amendment.

Amounts borrowed under the Replacement Term B-1 Loans are required to be paid in equal quarterly installments totaling 1% of the aggregate principal amount of the Replacement Term B-1 Loans after giving effect to the Amendment annually, with the balance payable upon maturity. Amounts borrowed under the Replacement Term B-2 Loans are payable in equal quarterly installments of $8.25 million until maturity, with the balance payable upon maturity.

The Replacement Term B-1 Loans, the Replacement Term B-2 Loans and the Revolving Facility bear interest on the outstanding unpaid principal amount at a rate equal to an applicable margin plus, at our option, either: (a) a base rate determined by reference to the highest of (i) the Agent’s prime rate at such time, (ii) 0.50% in excess of the overnight federal funds rate at such time and (iii) the LIBOR rate that is in effect for a LIBOR loan with an interest period of one month plus 1.00%, provided that the base rate for the Replacement Term B-1 Loans and the Replacement Term B-2 Loans is not less than 2.00%; or (b) a LIBOR rate, provided that the LIBOR rate for the Replacement Term B-1 Loans and the Replacement Term B-2 Loans is not less than 1.00%. The applicable margin shall mean either: (a) in the case of a base rate Replacement Term B-1 Loan, 2.50%, and in the case of a base rate Replacement Term B-2 Loan, 2.00%, or (b) in the case of a LIBOR Replacement Term B-1 Loan, 3.50%, and in the case of a LIBOR Replacement Term B-2 Loan, 3.00%. The applicable margin for the Revolving Facility is still subject to step-ups and step-downs based on our leverage ratio. We are also still required to pay a commitment fee of 0.50% per annum on the unutilized commitments under the Revolving Facility, which fee decreases to 0.375% if the total net secured leverage ratio is less than or equal to 2.75 to 1.00, and customary letter of credit fees, including, without limitation, a letter of credit fee equal to the applicable margin on revolving credit LIBOR rate loans and facing fees.

For the complete terms of the Amendment, see the Amendment No. 2, dated as of December 30, 2013, which has been filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 above and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Amendment No. 2, dated as of December 30, 2013, among Ancestry.com Inc., the guarantors party thereto, the several lenders party thereto and Barclays Bank PLC, as administrative agent, to Credit and Guaranty Agreement dated as of December 28, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

ANCESTRY.COM LLC (Registrant)

BY:	/s/ William C. Stern
William C. Stern
General Counsel

Date: January 6, 2014

INDEX OF EXHIBITS

Exhibit Number	Description

10.1	Amendment No. 2, dated as of December 30, 2013, among Ancestry.com Inc, the guarantors party thereto, the several lenders party thereto and Barclays Bank PLC, as administrative agent, to Credit and Guaranty Agreement dated as of December 28, 2012.